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                                                                       EXHIBIT 1

                            ASSET PURCHASE AGREEMENT

            THIS AGREEMENT, dated as of July 31, 2000, by and among Riverdeep Group plc, an Irish corporation ("Buyer"), and Edmark Corporation , a Washington corporation ("Seller"); and IBM for limited purposes as indicated herein.

                              W I T N E S S E T H:

            WHEREAS, Seller wishes to sell certain assets used in the Seller's educational software product business; and

            WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets for the purchase price and subject to the terms and conditions hereinafter set forth; and

            WHEREAS, Buyer shall issue and sell to IBM American Depository Shares ("ADSs"), subject to the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

                                  Definitions.

            Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

            "Affiliate" shall mean, as to any Person, any other Person or entity which is controlling, controlled by or under common control with such Person or entity;

            "Allocation Statements" shall have the meaning set forth in Section 3.1;

            "Assumed Liabilities" shall have the meaning set forth in Section
1.4;

            "Assumption Agreement" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit A to be entered into by the Parties on the Closing Date and by which Buyer assumes the Assumed Liabilities;

            "Bill of Sale" shall mean the Bill of Sale in the form set out in Exhibit B to be entered into by the Parties on the Closing Date;

            "Burdensome Condition" shall mean any action taken by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the pendency of an investigation by a Governmental Authority (formal or informal) (ii) the institution of any litigation, or threat thereof or (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation.

            "Closing" shall have the meaning set forth in Section 2.1;

            "Closing Date" shall have the meaning set forth in Section 2.1;

            "Code" shall have the meaning set forth in Section 3.1;

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            "Confidentiality Agreement" shall mean the Agreement between IBM and
Riverdeep Group plc, dated May 17, 2000;

            "Date of Execution" shall mean the date this Agreement and the other Operative Agreements identified for signature on that date are signed;

            "Disclosure Schedule" shall have the meaning set forth in the Seller's Schedule of Disclosure and Exceptions to the Asset Purchase Agreement and the Buyer's Schedule of Disclosure and Exceptions to the Asset Purchase Agreement, respectively;

            "Employees" shall have the meaning set forth in Section 4.2;

            "Governmental Actions" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities, including the expiration or termination of waiting periods imposed under the HSR Act;

            "Governmental Authority" shall mean any federal, state or local court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign;

            "Governmental Rule" shall mean any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state or local court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign;

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

            "IBM" shall mean International Business Machines Corporation, a New York corporation;

            "Intellectual Property Agreement" shall mean the agreement so entitled between Buyer, Seller and IBM, entered into on the Date of Execution;

            "Liens" shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than Permitted Liens;

            "Limitation Amount" shall have the meaning set forth in Section
10.2;

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            "Operative Agreements" shall mean this Agreement, the Assumption
Agreement (substantially in the form attached as Exhibit A hereto), the Bill of Sale (substantially in the form attached as Exhibit B hereto), the Confidentiality Agreement, the Transition Services Agreement, the Real Estate Assignment and Assumption Agreements, the Registration Rights Agreement (in the form of Exhibit D hereto) and the Intellectual Property Agreement;

            "Parties" shall mean Buyer and Seller, and, with respect to Article VII and Sections 4.10, 4.11, 4.12., 10.2 and 10.3 only, IBM;

            "Party" shall mean either Buyer, Seller, or with respect to Article VII and Sections 4.10, 4.11, 4.12, 10.2 and 10.3 only, IBM;

            "Permitted Liens" shall mean: (i) Liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iii) undetermined or inchoate Liens, charges and privileges incidental to current operations or the ordinary course of business; (iv) any statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent; (v) security given in the ordinary course of business to any public utility, Governmental Authority or to any statutory or public authority in connection with the Transferred Assets; and
(vi) any Liens described on Schedule 6.6;

            "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity;

            "Plan" shall have the meaning set forth in Section 4.2(e);

            "Pre-Closing Tax Period" shall have the meaning set forth in Section
3.2 ;

            "Public Filings" shall mean public filings disclosed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including without limitation any filings made pursuant to Form 6-K and shall also mean public filings in final form made pursuant to the Irish stock exchange requirements or applicable Irish law;

            "Purchase Price" shall have the meaning specified in Section 1.3;

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            "Purchased Shares" shall have the meaning specified in Section 1.3;

            "Real Estate Assignment and Assumption Agreements" shall mean the four separate agreements so entitled, entered into on the Date of Execution;

            "Registration Rights Agreement" shall mean the agreement so entitled between the Buyer, Seller and IBM, in the form set out in Exhibit D to be entered into by the Parties on the Closing Date;

            "Service Credit" shall have the meaning set forth in Section 4.2;

            "Share Price" shall mean $18.59;

            "Special Purpose Audit" shall mean that certain special purpose audit of the books and records of Seller being conducted by PricewaterhouseCoopers for the calendar years 1998 and 1999;

            "Subcontracted Work" shall have the meaning set forth in Section
4.1;

            "Subsidiary" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists;

            "Taxor "Taxes" shall have the meaning set forth in Section 3.5;

            "Tax Returns" shall have the meaning set forth in Section 3.2;

            "Transferred Assets" shall mean such items of equipment, office furniture, contracts, inventory, work in process and other assets as are listed on the sub-schedules to Schedule 1.1 to this Agreement, subject to Section 1.1;

            "Transition Services Agreement" shall mean the agreement so entitled between Buyer and IBM entered into on the Date of Execution;

            "Trust" shall have the meaning set forth in Section 4.2(e); and

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            "Voting Securities" shall mean the shares of ADSs and any other securities of Buyer entitled to vote generally in the election of directors of Buyer, and any other securities (including rights, warrants, options and convertible debt) convertible into, exchangeable for or exercisable for any ADSs or other securities referred to above (whether or not presently convertible, exchangeable or exercisable).

                     Article I. Purchase and Sale of Assets.

      1.1 Transferred Assets. Upon the terms and subject to the conditions hereof, as of the Closing Date (as defined in Section 2.1 hereof), Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the Transferred Assets listed on sub-schedules to Schedule 1.1 hereto, subject to ordinary course of business transactions by Seller between the Date of Execution and the Closing.

      1.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any assets not set forth on Schedule 1.1 will be retained by Seller and are excluded from the Transferred Assets, including (i) except as set forth in Schedule 1.4.B, any interest in any contractual arrangement with any Affiliate of Seller and (ii) any interests of Seller in real property. All intellectual property matters are addressed exclusively in the Intellectual Property Agreement, and no intellectual property matters are included in the subject matter of this Agreement, other than the shrink wrap software as set forth in Section 4.3.

      1.3. Consideration. (a) The Purchase Price for the Transferred Assets and the rights being transferred under the Intellectual Property Agreement shall be a number of ADSs (the "Purchased Shares") equal to $85,000,000 divided by the Share Price. At the Closing Buyer shall issue and deliver to IBM certificates representing the Purchased Shares registered in the name of IBM or in the name of an affiliate (as defined in Section 4.6) of IBM as may be requested by IBM.

      1.4. Assumed Liabilities. (a) At the Closing, Seller will assign and transfer to Buyer, and Buyer will assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller listed on Schedule 1.4 hereto, (together the "Assumed Liabilities") including listed contracts and the liabilities set forth on Schedule 1.4.A. Without limiting the generality of the foregoing, except for the Assumed Liabilities or as provided in the Operative Agreements, Buyer is not assuming or undertaking any obligations or liabilities of Seller to any assets or contracts which are not included in the Transferred Assets or the Assumed Liabilities. Buyer is assuming and undertaking, and Seller shall not remain liable

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for, any obligations or liabilities of Seller, contingent or otherwise, whenever asserted, relating to vacation prior to the Closing and to a 401(k) benefit plan, all as set forth in this Agreement (and subject to the limitations set forth in Section 4.2 of this Agreement) and such obligations and liabilities are specifically included in the Assumed Liabilities. Except as set forth in the Operative Agreements, Buyer shall not assume any liabilities of Seller whether accrued, absolute or contingent, recorded or unrecorded or otherwise, and Seller shall be responsible for, all accounts payable, accrued expenses, and Taxes that relate to the period prior to the Closing, including, but not limited to the foregoing and all liabilities and obligations of Seller with respect to current or former employees, directors and independent contractors of Seller prior to the Closing Date, including under any employee benefit plans.

      (b) The Parties will each use reasonable efforts to obtain written consents to the transfer and assignment of the Transferred Assets and Assumed Liabilities to Buyer, and the novation of Seller, where the approval or other consent of any other Person may be required for these actions. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently in a manner acceptable to both Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets and the Assumed Liabilities; provided, that, neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release.

                               Article II. Closing

      2.1. Closing Date. Subject to the conditions set forth in Articles VIII and IX below, the closing of the transaction provided for in this Agreement (the "Closing") shall take place at the offices of Seller on the third business day following the expiration or early termination of all applicable HSR waiting periods and the satisfaction or waiver of the other conditions set forth in Articles VIII and IX hereof, or at such other time or on such other date as may be agreed by Seller and Buyer (the "Closing Date"). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as the Parties have completed the Closing or as of the close of business on the Closing Date, whichever first occurs.

                            Article III. Tax Matters

      3.1. Allocation of Purchase Price. Buyer agrees to have prepared an allocation of the Purchase Price (the "Allocation Statements") by American Appraisal Associates or another nationally recognized independent third party appraiser within sixty (60) days after the Closing, allocating the total of the

Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code").

      Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements, treating the purchase of the Transferred Assets as a taxable purchase and not as a tax-free transfer that would result in a carry-over basis to Buyer. In particular, Seller agrees that it will not make any filing or enter into any agreement pursuant to Section 367 or Section 6038B of the Code. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and form (including, but not limited to, appraisals) to Seller within 30 days after finalizing of the Allocation Statements. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or the Allocation Statements.

      3.2. Filing of Returns and Payment of Taxes. With respect to income Taxes, franchise Taxes and other Taxes based upon income, Buyer and Seller shall each be responsible for filing of its own Tax Returns and payment of any Taxes imposed on it that arise from the transactions contemplated by this Agreement or otherwise. With respect to Taxes other than income Taxes, franchise Taxes and other Taxes based upon income, Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax (as defined below) returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). With respect to Taxes other than income Taxes, franchise Taxes and other Taxes based upon income, Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient's request, cost and expense provided, however, that no Party shall be entitled to review or examine the Tax Returns of any other Party.

For purposes of this Section 3.2, in the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for the Post-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

      3.3. Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of Buyer.

      3.4. Transfer Taxes. All transfer, documentary, sales, use, registration, value-added, real estate transfer, and any similar taxes and related fees incurred in connection with this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne 50% by Seller and 50% by Buyer, in addition to the consideration provided for in Section 1.3. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither Party shall be obligated to seek any exemption which could reasonably be expected to result in any governmental audit of its books and records.

      3.5. Tax Definitions. For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

                        Article IV Additional Agreements

      4.1. Consents, Novations and Subcontracted Work. Buyer and Seller shall use reasonable efforts to obtain, between the Date of Execution and the Closing, all requisite consents to assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. With respect to any Assumed Liabilities for which Seller has any secondary liability to third parties, upon reasonable written notice Buyer shall provide Seller reasonable access during normal business hours to such relevant information in order for Seller to ascertain continuing compliance by Buyer with all such contract terms and conditions. The material consents to assignments or novations identified by the Parties as of the Date of Execution are listed on Schedules 4.1 and 8.3 To the extent that Seller is unable to obtain any of such consents (without the incurring of any significant additional costs), then the Parties hereby agree to proceed with respect to the underlying rights and obligations of such contracts for which consent has not been obtained as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the benefit thereof (the "Subcontracted Work"); and until the requisite consents and novations are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to constitute a breach of the contract underlying such rights and obligations. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work; and to the extent that consents to assignment and novation are obtained after the Closing, Buyer agrees that such obligations will no longer be considered to be Subcontracted Work at such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

      4.2. Employees and Employee Benefits. (a) Schedule 4.2.a.1 contains a list of the regular employees employed by Seller as of the date hereof (including active employees and employees who are on leave of absence, sick leave or disability leave) (as updated for the Closing, the "Employees") and Schedule 4.2.a.2 contains a list of the temporary employees temporarily employed by Seller as of the date hereof (as updated for the Closing, the "Temporary Employees"). These schedules will be updated immediately prior to the Closing to reflect changes in that population between the Date of Execution and the Closing. Prior to the Closing, Buyer agrees that it will make offers of employment to the Employees and the Temporary Employees for the same positions and at the same salaries or greater, and with terms and conditions, including benefit plans that are comparable in the aggregate to, those in effect immediately prior to the Closing. Those Employees and Temporary Employees who accept such offers of employment, by reporting to work after the Closing or by other means of acceptance, are referred to herein as "Transferred Employees." Prior periods of employment with Seller (herein "Service Credit") by Employees will be considered as employment with Buyer for all employment purposes with Buyer, and for all purposes under all employee benefit plans of Buyer to the extent recognized for similar purposes under the applicable plans of Seller, including the calculation of severance pay, vacation status and seniority. Buyer agrees that it shall make the following severance payments to each Employee who becomes a Transferred Employee and who is involuntarily terminated other than for cause within twelve (12) months of the Closing: two weeks base salary for every fully or partially completed year of service, up to a maximum of 20 weeks.

      (b) Buyer shall be responsible as of the Closing for all liabilities, salaries, benefits and similar employer obligations relating to all periods following the Closing for all Transferred Employees. Except as otherwise provided in this Agreement, Seller shall be responsible for all liabilities, salaries, benefits and similar employer obligations for all Employees and Temporary Employees relating to all periods ending on or prior to the Closing.

      (c) Buyer shall be responsible for liabilities with respect to the termination of any Transferred Employees after the Closing, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

      (d) Vacation:

      (i) Year in which Closing occurs. For the remainder of the calendar year in which the Closing occurs, the Transferred Employees shall be eligible for vacation in accordance with Seller's vacation plan, except as otherwise provided herein. Within 60 days of the Closing, the Transferred Employees shall be paid by Seller for all deferred and accrued vacation (less used vacation) in excess of two weeks. Unused accrued and deferred vacation of two weeks or less will either be paid to the Transferred Employees by Seller or carried forward to Buyer, at the election of each Transferred Employee. Each Transferred Employee shall make such election within two weeks of the Closing. Any such vacation elected to be carried forward to Buyer must be used by the end of the calendar year 2001 or it will be forfeited. Seller shall transfer to Buyer, within 60 days of the Closing, funds to cover all such vacation days elected to be carried forward.

      (ii) Years after Closing. Effective as of the beginning of the calendar year following the year in which the Closing occurs, the Transferred Employees shall be eligible for vacation in accordance with Buyer's vacation plan, with the exception that Transferred Employees who have a greater annual vacation entitlement under Seller's vacation plan as of the Closing will continue to have such greater annual vacation entitlement each year until the Buyer's plan results in a greater annual vacation entitlement.

      (e) 401(k). Effective as of the Closing, Buyer shall assume sponsorship of, and shall be fully responsible for all assets, liabilities and obligations arising under, the Edmark 401(k) Plan (the "Plan") and its related trust (the "Trust"), other than as provided herein and other than with respect to any matching or other contributions accrued as of the Closing. Upon such assumption of sponsorship of the Plan by Buyer, Seller and its Affiliates shall have no further liability or obligation under the Plan and the Trust, other than as provided herein and other than with respect to any matching or other contributions accrued as of the Closing and Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all liabilities and obligations arising under or related to the Plan and the Trust after the Closing. Seller shall indemnify and hold Buyer and its Affiliates harmless from and against all liabilities and obligations arising under or related to the Plan from actions or inactions of Seller or its Affiliates on or prior to the Closing. Seller shall take all action necessary and appropriate to transfer sponsorship of the Plan and to cause

Buyer to become successor to Seller under the Trust on the Closing, including providing all records and other information reasonably necessary for Buyer to assume administration of the Plan on the Closing.

      (f) WARN Act. Buyer shall comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") with respect to all periods following the Closing. Buyer shall not, for a period of sixty (60) days after the Closing, cause any of the Transferred Employees to suffer "employment loss" as that term is construed pursuant to the WARN Act, if such employment loss could create any liability for Seller or its Affiliates, unless Buyer delivers notices under the WARN Act in a manner and at a time such that Seller or its Affiliates bear no liability with respect thereto.

Buyer shall be responsible for any liability, cost, claim, expense, obligation or sanction resulting from the failure to comply with the WARN Act and the regulations thereunder through actions or omissions of Buyer on and after the Closing.

      4.3. Shrink-Wrap Software. Seller shall transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions of use software) being used in its ordinary course of business as of the Date of Execution on the personal computers that are Transferred Assets. If such software copyrights are owned by Seller, Seller's license terms and conditions continue to apply.

      4.4. Further Action. Each of the Parties agrees to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of both Parties' counsel, in order to consummate or implement expeditiously the transactions contemplated hereby. In addition, Seller agrees, promptly upon the request of Buyer, and at no additional expense to Seller, other than the expenses associated with the preparation of appropriate instruments of assignment, to take all actions reasonably requested by Buyer to perfect the transfer to Buyer of the Transferred Assets.

      4.5. Board Director. Buyer acknowledges that no individual nominated by IBM for election as a member of Buyer's board of directors will be under any duty to disclose to Buyer or any other director of employee of Buyer any information or material confidential to IBM even if such disclosure would be of interest or value to Buyer.

      4.6. Transfer Restriction. IBM agrees that it will not Transfer (as defined below) before the date set forth below more than the cumulative aggregate number of Purchased Shares, expressed as a percentage of the total number of Purchased Shares, set forth below opposite such date:

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                                                         Percentage of
                      Date                          Total Purchased Shares
                      ----------------------------------------------------

      12 month Anniversary of Closing Date                  33.34%
      18 month Anniversary of Closing Date                  33.33%
      24 month Anniversary of Closing Date                  33.33%

The foregoing transfer restriction shall not apply to the Transfer by IBM, or any affiliate of IBM, to an affiliate of IBM, provided that any such transferee has agreed in writing for the benefit of Buyer to be bound by this Section 4.6 and by Sections 7.1, 7.2, 7.3 and 7.4 provided and to the extent such Sections are then applicable, and any Transfer by an affiliate of IBM (other than to another affiliate of IBM) shall be treated as a transfer by IBM for purposes of the foregoing transfer restriction. For purposes of this Section 4.6, an "affiliate" of IBM shall mean (i) any entity more than 50% of the outstanding equity interests of which are owned, directly or indirectly, by IBM and (ii) any
(A) ERISA plans sponsored, maintained or contributed to by IBM or any of its Subsidiaries and (B) charitable funds or foundations formed by IBM or its Affiliates in connection with IBM or its Affiliates' charitable contributions. The term "Transfer" means any sale, offer to sell, contract to sell (including, without limitation, a short sale), grant of any option to purchase or other transfer or disposition of a security or any interest therein.

      4.7. Anti-Dilution. In the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination or exchange of shares or similar transaction with respect to the ADSs (including any conversion or exchange of the ADSs pursuant to a consolidation or merger involving Buyer such that the holders of ADSs are entitled to receive stock, other securities or other consideration, with respect to or in exchange for
ADSs) occurring (or the record date for which occurs) prior to the Closing, the Purchased Shares shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination or exchange of shares or similar transaction (or converted or exchanged to reflect such consolidation or merger).

      4.8. Nasdaq Listing. Buyer agrees to use commercially reasonable efforts to authorize the Purchased Shares for listing on the Nasdaq National Market.

      4.9 Conduct of the Business. Except as disclosed on Schedule 4.9 hereto, Seller will, from the date hereof up to and including the Closing Date, use commercially reasonable efforts (i) to conduct its business only in the usual and ordinary course, (ii) maintain its books and records in the manner consistent with past practices and promptly advise Buyer of any material adverse change in the Transferred Assets or Assumed Liabilities, (iii) refrain from any material expenditure other than in the usual and ordinary course of business in excess of $375,000 or significant organizational or personnel changes without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and (iv) use its commercially reasonable efforts to preserve the business organization of Seller intact, to continue its operations at its present levels and to preserve the goodwill of those customers, employees, independent contractors, suppliers, creditors and others having business relations with Seller.

      4.10 Noncompetition Matters. IBM and Seller agree that, for a period of three years from the Closing Date, they shall not market additional new products, in the elementary and secondary school education marketplace in competition with Seller's products being transferred to Buyer under the Operative Agreements that replicate the same or nearly the same capabilities of such Seller's products and which IBM or Seller have (i) developed after the Date of Execution or (ii) acquired after the Date of Execution and which utilize the IBM logo or other logo owned by IBM. The parties to this Agreement acknowledge that given the nature and scope of IBM's activities, IBM is free to continue all of its business activities other than those involving Seller's products being transferred to Buyer under the Operative Agreements. These activities include but are not limited to activities such as the Lotus distance learning initiative (e.g. Lotus Learning Space); IBM's Learning Village; the marketing of third party products; IBM's current non-Seller K-12 courseware offerings; web-hosting, information technology services for customers and internet portal arrangements with third parties, any of which may, to a greater or lesser extent, compete with Seller's products being transferred to Buyer under the Operative Agreements.

      4.11 Business Development Relationship. IBM and Buyer agree to have a post-closing relationship whereby Buyer shall be listed as a preferred K-12 e-learning company of IBM, based on established IBM marketing programs. IBM and Buyer agree to continue discussions, through periodic quarterly reviews over the next three years, regarding other possible relationships, such as co-selling. In addition, for a period of three years from the Closing Date, IBM's Personal Systems Group ("PSG") will continue to offer to include the products being transferred by Seller under the Operative Agreements in PSG promotional offerings (if any) targeted at K-12 schools, on a similar basis as PSG did prior to the Date of Execution, subject to the Buyer's agreement. Buyer would have the same right to disclose these relationships in its marketing materials as apply to other participants in such programs.

      4.12 Guarantee. IBM hereby fully and unconditionally guarantees, without notice and presentment or other legal formalities, (i) all of the representations and warranties of, and (ii) the timely performance of all of the obligations of, Seller under all of the Operative Agreements and closing documents and that it is jointly and severally liable for the fulfillment of such obligations.

      4.13 Assumed Liabilities. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

      4.14 Intentionally Blank.

      4.15. Approvals. The parties to this Agreement shall take all reasonable steps, including but not limited to Buyer's obtaining any applicable stock exchange approvals as soon as possible following the Date of Execution, to complete the steps that are necessary to take under the Operative Agreements between the Date of Execution and the Closing.

      4.16 Buyer Filings. Buyer has provided to IBM complete copies of all of the Public Filings and will provide, promptly (but in no event more than five business days) after those filings are made public, any additional filings made on or after the Date of Execution that would have been within the definition of Public Filings if made prior to the Date of Execution, so long as IBM and its affiliates (as defined in Section 4.6) hold more than 5% of the outstanding shares of Buyer.

      4.17 Names Following Closing. The use by Seller following the Closing of the Edmark name or other names acquired by Buyer in the Intellectual Property Agreement shall be as set forth in the Intellectual Property Agreement.

      4.18 Access to Information. Seller shall afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments and records that directly related to the employees whose employer is changing pursuant to this Agreement, the Transferred Assets or the Assumed Liabilities.

               Article V. Representations and Warranties of Buyer

      Buyer hereby represents and warrants to Seller as follows:

      5.1. Incorporation. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own its properties and conduct its business as now being conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect on Buyer. As of the Date of Execution and the Closing, assuming the Operative Agreements constitute valid and legally binding obligations of Seller and its Affiliates, the Operative Agreements will constitute valid and legally binding obligations of Buyer and its Affiliates, enforceable against Buyer and its Affiliates in accordance with their terms, subject, as to enforceability, to general equitable principles, and bankruptcy, reorganization, receivership and other laws affecting creditors rights generally.

      5.2. Authority. Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing. All corporate action on the part of Buyer necessary for the authorization, issuance, sale and delivery of the Purchased Shares has been taken. Buyer has delivered to Seller true and complete copies of its Articles and Memorandum of Association, as amended to the date hereof.

      5.3. Valid Issuance of Purchased Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized, validly issued, fully paid and nonassessable and will be free from any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws, domestic or foreign.

      5.4. No Conflict. The execution and delivery by Buyer of each of the Operative Agreements does not, and the performance by Buyer of its obligations hereunder and thereunder, will not:

      (a) conflict with, or result in a breach of, any of the provisions of its Articles and Memorandum of Association;

      (b) breach, violate or contravene any federal or state (or any political subdivision thereof) applicable law, rule or regulation, domestic or foreign or any order, writ, judgment, injunction, decree, determination or award, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform either its obligations under this Agreement or the other Operative Agreements; or

      (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement or the other Operative Agreements.

      5.5. Consents. Other than compliance with the HSR Act pre-notification requirements, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other public Person or entity on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or the other Operative Agreements, or the consummation by Buyer of the transactions contemplated by any of the foregoing.

      1           Capital Stock of Buyer. The authorized share capital of Buyer is $110,000,000 (being the aggregate nominal value of the authorized shares), divided into 1,000,000,000 ordinary shares, nominal value $0.10 per share, of which 168,060,534 ordinary shares are issued and outstanding and 28,010,089 ADSs are issued and outstanding, and 100,000,000 shares of convertible preference shares, nominal value $0.10 per share (Preference Shares), of which no shares are issued and outstanding; and there are no other capital shares of Buyer issued, or reserved for issuance, or authorized or outstanding. The outstanding ordinary shares, ADSs and Preference Shares, are duly and validly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive or subscription rights. Except as set forth in Schedule 5.6, (i) there are no outstanding warrants, options, rights, securities, agreements, subscriptions or other commitments pursuant to which Buyer is or may be obligated to issue, deliver or sell any additional shares of capital stock of Buyer or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment and
            (ii) there are no outstanding options, rights, securities, agreements or other commitments, pursuant to which Buyer is or may become obligated to redeem, repurchase or otherwise acquire or retire any shares of capital stock of Buyer which are presently outstanding or may be issued in the future. All securities of Buyer heretofore issued and sold by Buyer were issued and sold in compliance with all applicable securities laws.

      2           SEC Documents. Buyer has filed with the SEC, and has furnished to Seller, true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), by Buyer since March 13, 2000 (together with all information incorporated therein by reference, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      5.8. No Broker. Other than Wit Soundview Corporation, neither Buyer nor any of its Subsidiaries has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby.

      5.9. Litigation. Except as disclosed in Buyer's Public Filings or as would not be required to be set forth in such filings, there are no actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened in a writing to Buyer or any of its Subsidiaries, nor to Buyer's knowledge is there any investigation, by or against or affecting any officer, key employee or shareholder of Buyer or any of its Subsidiaries in his or her capacity as such. Neither Buyer nor any of its Subsidiaries has received any notice of any claim or threatened claim arising as a result of the sale, licensing or delivery by Buyer or any of its Subsidiaries of defective products or the provision of inadequate or incomplete services. There is no existing default by Buyer or any of its Subsidiaries with respect to any judgment, order, writ, injunction or decree, of any Governmental Authority or arbitrator which materially adversely affects Buyer.

      5.10. Changes. Between the date of the most recent audited financial statements included in the SEC Documents and the Date of Execution, the business of Buyer has been conducted in the ordinary course (including the merger of Ed-Vantage Software, Inc. into a Subsidiary of Buyer on July 27, 2000, and other acquisition activity on the part of Buyer) consistent with past practice.

      5.11. Compliance with Applicable Laws; Permits. Except as set forth in Buyer's SEC Documents, Buyer and its Subsidiaries and its and their properties, assets, operations and business have been operated and are in compliance in all material respects with all applicable statutes, laws, ordinances, administrative orders, rules and regulations of any Governmental Authority and any filing requirements relating thereto. Except as set forth in Buyer's Public Filings or as would not be required to be set forth in such filings, Buyer has obtained all permits and other governmental authorizations and approvals which are required in connection with its business as presently conducted. All such permits, authorizations and approvals are in full force and effect and no proceeding for the suspension or cancellation of any such permit, authorization or approval is pending or, to Buyer's knowledge, threatened.

      5.12 Disclosure. No representation or warranty of Buyer contained in the Operative Agreements (when taken together with Buyer's Public Filings and the matters set forth in Buyer's schedules hereto) contains any untrue statement of a material fact, or omits to state any material fact, necessary in order to make the statements and information contained herein, in light of the circumstances under which they were made, not misleading.

      5.13 Public Filings. Buyer has provided IBM complete copies of all of the Public Filings which are referenced in this Agreement.

              Article VI. Representations and Warranties of Seller

      Except as set forth on the disclosure schedule delivered by Seller to Buyer (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows:

      6.1. Incorporation. Seller is a duly incorporated and validly existing corporation in good standing under the laws of Washington, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets. As of the Date of Execution and the Closing, assuming the Operative Agreements constitute valid and legally binding obligations of Buyer, the Operative Agreements will constitute valid and legally binding obligations of Seller and its Affiliates, enforceable against Seller and its Affiliates in accordance with their terms, subject, as to enforceability, to general equitable principles, and bankruptcy, reorganization, receivership and other laws affecting creditors rights generally.

      6.2. Authority. Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

      6.3. No Conflict. The execution and delivery by Seller of this Agreement and the other Operative Agreements does not, and the performance by Seller of its obligations hereunder and thereunder will not:

      (a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-Laws;

      (b) breach, violate or contravene any applicable federal or state (or any political subdivision thereof) law, rule or regulation, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on the Transferred Assets; or

      (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which Seller is a party or by which it or any of the Transferred Assets may be bound that, singly or in the aggregate, would have a material adverse effect on the Transferred Assets.

      6.4. Governmental Consents. (a) Other than compliance with the pre-notification requirements of the HSR Act and with Section 6.10, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other public Person or entity on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

      (b) Except as set forth on Schedule 6.4(b), the execution and delivery by Seller of the Operative Agreements and the consummation by Seller of the transactions contemplated by the Operative Agreements will not conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under any of the contracts included in the Transferred Assets and Assumed Liabilities.

      6.5. No Broker. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby.

      6.6. Title to Personal Property; Insurance. Seller has good and marketable title to all tangible personal property listed on Schedule 1.1 hereto, free and clear of any Liens, other than Permitted Liens. Seller and its Affiliates are essentially self-insurers, and Buyer is not relying upon any pre-closing insurance policies applicable to this transaction.

      6.7. Litigation. There are no actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened in a writing to Seller against or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any regulatory authority; and no third party claims have been asserted against Seller or its Affiliates with respect to the Transferred Assets or Assumed Liabilities, other than a trademark claim with respect to "Mighty Math". There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator which materially adversely affects the Transferred Assets.

      6.8. No Rights In Others To Transferred Assets. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any Lien on, any of the Transferred Assets, other than pursuant to this Agreement.

      6.9. Contracts. Schedule 1.4 contains a true and complete list of all contracts included in the Transferred Assets and Assumed Liabilities. Seller has performed or is performing all material obligations required to be performed by it to date under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder. Since January 1, 1999, Seller has not, except as disclosed in Schedule 6.9, received in writing any notice of the intention of any party to terminate any contract included in the Transferred Assets and Assumed Liabilities. Complete and correct copies of all such contracts, together with all modifications and amendments thereto, have been made available to Buyer.

      6.10. Licenses and Permits. Seller has licenses and permits and all other governmental authorizations and approvals which are material to the operation of the Transferred Assets and which are required for Seller's operation of the Transferred Assets, except where the failure to have such licenses and permits would not have a material adverse effect on Seller's ability to operate the Transferred Assets. Buyer must obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Buyer's operation or ownership of the Transferred Assets.

      6.11. Employees. (a) No representation petition has been filed with the National Labor Relations Board and, to Seller's knowledge, no union card signing campaign is in progress at Seller's facility concerning the Employees. No union or other collective bargaining unit has been certified as representing any of the employees of Seller, nor has Seller agreed to recognize any union or other collective bargaining unit. There are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to any employees of Seller. There are no grievance proceedings or claims of unfair labor practices filed or, to the Company's knowledge, threatened to be filed with the National Labor Relations Board against Seller.

      (b) With respect to the Edmark 401(k) Plan (the "Plan"), Seller has heretofore made available to Buyer with respect to the Plan true and correct copies of each of the following documents if applicable: (i) the Seller Plan document; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the most recent summary plan description and related summaries of material modifications and (iv) the Form 5500 tax form for each of the last two years. The Plan is in material compliance with its terms and the applicable provisions of the Code and ERISA. The Plan received a determination letter from the Internal Revenue Service that the Plan is qualified, and Seller knows of no condition or event that could reasonably be expected to adversely affect such status. There are no pending, or to the knowledge of Seller, threatened or anticipated, disputes, lawsuits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of or against the Plan or the Trust. All contributions which Seller is required to pay under the terms of the Plan have, to the extent due, been paid in full. With respect to the Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA.

      6.12. Warranties. Except for the express representations and warranties made by Seller in this Article VI, Seller makes no representation or warranty, express or implied, concerning the Transferred Assets and Assumed Liabilities, it being specifically understood by Buyer that, except for the express warranties set forth in this Article VI, the Transferred Assets and Assumed Liabilities are being sold and transferred "AS IS" in all respects. Seller specifically disclaims any warranty of merchantability or suitability or fitness for any particular purpose of Buyer's, whether or not Seller has been made aware of any such purpose.

      6.13 Special Purpose Audit; Books and Records. Seller has previously delivered to Buyer a copy of the draft Special Purpose Audit and a draft of the accompanying audit report by PricewaterhouseCoopers. The Special Purpose Audit is in the process of being completed by PricewaterhouseCoopers and the basis upon which it is being prepared is set forth in the draft audit report that accompanied the draft Special Purpose Audit. Seller's Financial Information provided to Buyer with respect to the Transferred Assets was derived from or included in the financial records of Seller, which have been maintained in accordance with Seller's normal internal practices for such information. For the purpose of this Section, Financial Information is defined to mean the historical financial information made in the management presentation made to Buyer on June 13, 2000.

      6.14 Compliance with Applicable Laws. Seller and its properties, assets and operations and business, to the extent such are included in the Transferred Assets and Assumed Liabilities, have been operated and are in compliance in all material respects with all applicable statutes, laws, ordinances, administrative orders, rules and regulations of any Governmental Authority and any filing requirements relating thereto.

      6.15 Transferred Assets/Assumed Liabilities. Except as set forth in
Schedule 6.15 hereto, the transfer from Seller to Buyer of the tangible assets set forth on Schedule 1.1 hereto as part of the Transferred Assets and the customer contracts and distribution contracts that are included in the Assumed Liabilities under this Agreement are the tangible assets and the customer contracts and distribution contracts which Seller uses to operate its business in the K - 12 educational marketplace as that segment has been described and audited in the Special Purpose Audit, other than general non-education oriented contracts of Seller's parent. Notwithstanding anything to the contrary set forth in the Operative Agreements, Buyer's sole remedy for a breach of this Section
6.15 shall be for Seller to add such tangible assets or contracts as additional subject matters of this Agreement, if it is determined that such tangible assets or contracts were inappropriately excluded in breach of this representation. Seller's obligation shall apply to the extent that Buyer provides written notice to Seller and IBM specifically identifying such additional tangible assets or customer contracts or distribution contracts within one year after the Closing Date, and only to the extent that such tangible assets or contracts were actually used in the K - 12 educational marketplace activities of Seller occurring as of the Date of Execution of this Agreement, as that segment has been described and audited in the Special Purpose Audit.

      6.16 Disclosure. No representation or warranty of Seller contained in the Operative Agreements (when taken together with the matters set forth in the Operative Agreements and the schedules thereto) contains any untrue statement of a material fact, or omits to state any material fact, necessary in order to make the statements and information contained herein, in light of the circumstances under which they were made, not misleading.

                Article VII. Securities Laws Representations and
                                Covenants of IBM

      7.1. Purchase Entirely for Own Account. The Purchased Shares will be acquired for investment for IBM's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and IBM has no present intention of selling, granting any participation in, or otherwise distributing the same.

      7.2. Accredited Investor. IBM is an "accredited investor" as such term is defined in Regulation D, under the Securities Act.

      7.3. Restricted Securities. IBM understands that the Purchased Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offer and sale of the Purchased Shares are exempt from registration under the Securities Act, and that Buyer's reliance upon such exemption is based in part upon IBM's representations set forth in this Agreement.

      7.4. Certificate Legend. IBM understands that the certificates or documents evidencing the Purchased Shares may bear the following legend:

      "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of (collectively, "transferred"), except pursuant to (i) an effective registration statement under the Securities Act and any applicable state securities laws, (ii) to the extent applicable, Rule 144 under the Securities Act (or any similar rule under the Securities Act relating to the disposition of securities), or
      (iii) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel to Riverdeep Group plc, that an exemption from registration under the Securities Act and applicable state law is available. In addition, pursuant to the terms of an Asset Purchase Agreement among Riverdeep Group plc and certain other persons who initially acquired these Securities, dated July ___, 2000, the Securities evidenced by this certificate may not be transferred prior to the date specified therein."

      7.5 Authority. IBM has the requisite legal capacity and competence to execute and deliver the Operative Agreements, as applicable, and to consummate the transactions contemplated thereby. The Operative Agreements, when executed by IBM, will have been duly executed and delivered by IBM and, assuming the Operative Agreements constitute valid and legally binding obligations of the Buyer, will constitute valid and legally binding obligations of IBM, enforceable against IBM in accordance with their terms, subject, as to enforceability, to general equitable principles, and bankruptcy, reorganization, receivership and other laws affecting creditors rights generally.

                 Article VIII. Conditions of Buyer's Obligations

      The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

      8.1. Representations and Warranties. The representations and warranties of Seller and of IBM made in this Agreement which are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and the representations and warranties of Seller and IBM made in this Agreement which are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date, both with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time. Seller and IBM shall each have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

      8.2. Consents, Approvals, and Injunctions. (a) Seller and IBM shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Seller or IBM in connection with the execution and delivery of this Agreement and the other Operative Agreements and the Closing.

      (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the consummation of the transactions contemplated by the Operative Agreements or invalidate or suspend any provision of the Operative Agreements.

      (c) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

      8.3. Consents, etc.; Burdensome Conditions. (a) All Governmental Actions, including the issuance or transfer of all permits or other consents of Governmental Authorities, necessary for Seller to transfer the Transferred Assets shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

      (b) All consents of any Person listed on Schedule 8.3 necessary in order for Seller to transfer the Transferred Assets shall have been obtained and shall be in full force and effect.

      (c) No Burdensome Condition shall exist with respect to Buyer in connection with the transactions contemplated by the Operative Agreements.

      8.4. Governmental Rule. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets or the Purchased Shares as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

      8.5. Operative Agreements. Each of the Operative Agreements shall be in full force and effect as of the time of the Closing without breach thereunder by Seller or IBM and Seller and/or IBM, as the case may be, shall have executed and delivered to Buyer, in substantially the form attached to the relevant Operative Agreement, each of the instruments of assignment and transfer, if any, contemplated by such Operative Agreement to be executed in connection with such Operative Agreement upon the Closing hereunder.

      8.6. Injunctions, Orders. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or the issuance of the Purchased Shares or invalidate or suspend any provision of any Operative Agreement.

      8.7. Closing Documents. Seller and IBM shall each have delivered to Buyer the following documents :

      (a) a certificate of an authorized signatory of Seller or IBM, as the case may be, dated the Closing Date, to the effect that the representations and warranties of such party in this Agreement are true and correct (to the extent required by Section 8.1 above) and that all actions required to be taken by such party prior to the Closing have been duly taken with respect to Seller or IBM, as the case may be;

      (b) a certificate of the secretary or assistant secretary of Seller or IBM, as the case may be, dated the Closing Date, as to the continued existence of such party, certifying the authorization of the execution, delivery and performance of the Operative Agreements and the corporate approvals of such party authorizing the actions to be taken by Seller or IBM, as the case may be, under the Operative Agreements.

      8.8. Proceedings. All corporate and legal proceedings taken by Seller and IBM in connection with the execution of the Operative Agreements and the transfer of the Transferred Assets shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

      8.9 Special Purpose Audit. Seller shall have delivered to Buyer the Special Purpose Audit accompanied by an audit report signed by PricewaterhouseCoopers.

            Article IX. Conditions to Seller's and IBM's Obligations

      The obligations of Seller and IBM to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller and IBM) of the conditions set forth below in this Article.

      9.1 Payment of Purchase Price. The payment of the Purchase Price in the manner specified in Section 1.3.

      9.2. Representations and Warranties. The covenants, agreements, representations and warranties of Buyer made in this Agreement which are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and the representations and warranties of Buyer made in this Agreement which are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date, each with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time.

      9.3. Consents, Approvals and Injunctions. (a) Buyer shall have obtained or made all consents, approvals, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements and the Closing.

            (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the consummation of the transactions contemplated by the Operative Agreements or invalidate or suspend any provision of the Operative Agreements.

            (c) No Burdensome Condition shall exist with respect to Seller or IBM in connection with the transactions contemplated by the Operative Agreements.

      9.4. Operative Agreements. Each of the Operative Agreements shall be in full force and effect as of the time of Closing without breach thereunder by Buyer.

      9.5. Closing Documents. Buyer shall have delivered to Seller the following documents:

            (a) a certificate of an authorized signatory of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement are true and correct (to the extent required by Section 9.1 above) and that all actions required to be taken by Buyer prior to the Closing have been duly taken with respect to Buyer; and

            (b) a certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the authorization of the execution, delivery and performance of the Operative Agreements and the corporate approvals of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements;

      9.6. Proceedings. All corporate and legal proceedings taken by Buyer in connection with the execution of the Operative Agreements and the transactions contemplated by the Operative Agreements and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

      9.7. Employees. Buyer shall have made offers of employment, effective upon and contingent upon the closing and consistent with the terms and conditions of this Agreement, to all of the Employees and Temporary Employees.

      9.8. Nasdaq Listing. The Purchased Shares shall have been authorized for listing on the Nasdaq National Market.

                           Article X. General Matters

      10.1. Survival of Representations and Warranties. All representations and warranties made by Seller in this Agreement (or in any of the other Operative Agreements) or in any schedule, document, certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement (or the other Operative Agreements) shall survive the Closing for a period of twelve (12) months after the Closing Date, provided, however, that, all representations and warranties made by Seller in Section 6.11 (Employee Matters) and all of the representations and warranties of Buyer relating to the validity, authorization and issuance of the ADSs used to meet its Purchase Price obligations and all representations and warranties relating to the Assumed Liabilities shall survive the Closing Date until the expiration of the applicable statute of limitations with respect thereto. All representations and warranties related to any claim asserted in writing to the breaching party prior to the expiration of the applicable period of limitation shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

      10.2. Limitation of Liability; Indemnification. (a) Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this
Section 10.2 is specifically excluded from application to a specific Operative Agreement, Seller shall not be liable for any amounts with respect to the breach of a representation and warranty unless and until such amounts shall exceed in the aggregate $180,000 (one hundred eighty thousand)) (the "Limitation Amount") (in which case Seller shall only be liable with respect to the excess over the Limitation Amount). There shall be no Seller liability with respect to any such matter for individual amounts of less than $12,500 and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded. In no event shall Seller's liability with respect to the breach of representations and warranties exceed 15% of the Purchase Price in the aggregate; provided, however, that such limitation shall not be applicable with respect to Seller's obligation of ownership of the Transferred Assets. If during any consecutive six calendar-month period following the Closing the share price of the ADSs provided to IBM by Buyer as the Purchase Price has dropped below the Share Price as defined in this Agreement, the former based upon the average of the daily average closing trading price for each trading day in such period, then the limitation to 15% of the Purchase Price set forth in this Section 10.2 shall each time automatically adjust to an amount equal to the result of (x) 15% of that average closing trading price, as calculated above, times (y) the number of ADSs provided to IBM as the Purchase Price. Neither Seller or Buyer shall be responsible for any indirect, incidental, special or consequential damages whatsoever, including loss of profits or goodwill.

      (b) Subject to the limitations on liability set forth in Section 10.2(a) above, Seller shall, in accordance with the terms hereof, indemnify and hold harmless Buyer, its Subsidiaries and all of their Affiliates, officers, directors, employee, representatives and agents against and in respect of any and all liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including without limitation, the reasonable fees and expenses of counsel if the Indemnifying Party does not undertake the defense) (collectively, "Losses") resulting from any misrepresentation or breach of warranty by Seller made in this Agreement (or in any of the other Operative Agreements), except to the extent that Seller is entitled to be indemnified by Buyer hereunder with respect to any such Loss.

      (c) Buyer shall, in accordance with the terms hereof, indemnify and hold harmless Seller and all of its Affiliates, officers, directors, employees, representatives and agents against and in respect of any and all of Seller's Losses (i) resulting from any misrepresentation or breach of warranty made in this Agreement or (ii) arising out of the ownership, operation or conduct of the Transferred Assets or the Assumed Liabilities from and after the Closing Date, except to the extent that Buyer is entitled to be indemnified by Seller hereunder with respect to any such Loss.

      (d) Promptly after the receipt by any Party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The Indemnifying Party shall be entitled to defend any such indemnified matter, so long as it chooses counsel that is reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in the defense of such claim, at its own expense, if the Indemnifying Party undertakes such defense. The Indemnifying Party shall reasonably cooperate with such Indemnified Party's counsel, if any. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

      10.3. Public Announcements. Upon the execution of this Agreement, Buyer and IBM agree to make a joint press release concerning the transactions contemplated herein. Thereafter, for a period of six months following the Closing, neither Seller and IBM, on the one hand, nor Buyer, on the other hand, shall issue any press releases or make any public announcements relating to the transaction contemplated by this Agreement, except as may be mutually agreed to in writing by both Seller and Buyer; provided, however, that notwithstanding the foregoing, Buyer, Seller and IBM shall be permitted, upon prior notice to the other parties, to make such disclosures to the public or Governmental Authorities or shareholders of the parties or stock exchanges, to maintain compliance with, or to prevent violation of, applicable laws or regulations, including but not limited to the Securities Act, the Exchange Act, and rules and regulations of the applicable securities exchanges.

      10.4. Costs. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated hereby and thereby.

      10.5. Bulk Transfer Laws. Buyer hereby waives compliance with the provisions of any applicable "bulk transfer law" or similar laws of any jurisdiction in connection with the sale of the Transferred Assets; provided, that Seller agrees to indemnify Buyer with respect to any noncompliance with such laws. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

      10.6. Modification and Waiver. No modification or waiver of any provision of this Agreement and no consent by a Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized officer of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

      10.7. Governing Law. This Agreement has been delivered at and shall be deemed to have been made in Westchester County, New York, and shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value this day received, each of the Parties hereby consents to the exclusive jurisdiction of any state or federal court located within the county of Westchester in the State of New York. Each of the Parties hereby: (i) waives trial by jury, (ii) waives any objection to New York venue of any action instituted hereunder and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

      10.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

            (a)   if to Seller, to:

                  Edmark Corporation
                  New Orchard Road
                  Armonk, New York 10504

                  Attention:  Lee A. Dayton
                  Telecopy: 914-499-7803

                  with a copy to:
                  Donald D. Westfall
                  Telecopy: 499-6006

            (b)   if to Buyer, to:

                  Riverdeep Group plc

                  Apollo House
                  8th Floor
                  Tara Street, Dublin 2
                  Ireland

                  Attention:  Barry O'Callaghan
                  Telecopy: 353-1-670-7627

                  with a copy to:

                  Dewey Ballantine LLP
                  1 Undershaft
                  London EC3A 8LP
                  England
                  Attention:  Douglas L. Getter, Esq.
                  Telecopy: 44-207-456-6001

            (c)   if to IBM, to:

                  International Business Machines Corporation
                  New Orchard Road
                  Armonk, New York 10504

                  Attention:  Lee A. Dayton
                  Telecopy: 499-7803

                  with a copy to:

                  Donald D. Westfall
                  Telecopy: 499-6006

or to such Person or address as the Parties shall hereafter designate to the other from time to time by similar written notice.

      10.9. Assignment. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that, a Party may not assign its rights hereunder without the written consent of the other Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under this Agreement or any provisions of this Agreement.

      10.10. Counterparts. This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

      10.11. Entire Agreement. This Agreement, together with the Intellectual Property Agreement, the Assumption Agreement, the Bill of Sale, the Confidentiality Agreement, the Transition Services Agreement, the Real Estate Assignment and Assumption Agreements and the Registration Rights Agreement comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between Buyer, IBM and Seller relating hereto.

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized signatories as of the date and year first above written.

Edmark Corporation

By:         /s/  Archie W. Colburn
            ---------------------------------

Name:       Archie W. Colburn
            ---------------------------------

Title:      Vice President
            ---------------------------------


Riverdeep Group plc

By:         /s/  David Mulville
            ---------------------------------

Name:       David Mulville
            ---------------------------------

Title:      V.P. Corporate Development
            ---------------------------------


As to Specified Sections only:

International Business Machines Corporation

By:         /s/  Lee A. Dayton
            ---------------------------------

Name:       Lee A. Dayton
            ---------------------------------

Title:      Vice President, Corporate Development
            -------------------------------------
                and Real Estate
            ---------------------------------